As Filed with the Securities and Exchange Commission on April 3, 2012	Registration No. 333-178837

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________

LIQTECH INTERNATIONAL, INC.
(Name of Registrant As Specified in its Charter)

Nevada	3590	20-1431677
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Industriparken 22C
2750 Ballerup
Denmark
+45 4498 6000 (telephone number)
+45 4593 4983 (facsimile number)
 (Address and Telephone Number of Principal Executive Offices)
____________

Soren Degn
Chief Financial Officer
c/o LiqTech North America Inc.
1804 Buerkle Road
White Bear Lake, MN 55110
(651) 773-5850 (telephone number)
+45 4593 4983 (facsimile number)
 (Name, Address and Telephone Number of Agent for Service)
____________

Copies to:
Clayton E. Parker, Esq. K&L Gates LLP 200 S. Biscayne Blvd. 39th Floor Miami, FL 33131 (305) 539-3300 (telephone number) (305) 358-7095 (fax number)
____________

Approximate Date of Proposed Sale to the Public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

LiqTech International, Inc., a Nevada corporation (the “Company”), filed a Registration Statement on Form S-1, as amended (File No. 333-178837) (the “Registration Statement”), that registered up to 8,333,333 shares of the Company's common stock, $0.001 par value per share (the “Common Stock”), for offer and sale pursuant to the prospectus contained in the Registration Statement (the “Securities”).

The Securities and Exchange Commission (the “Commission”) declared the Registration Statement effective on February 13, 2012 (the “Effective Date”).

After the Effective Date, on March 2, 2012, the Company completed the closing of the placement of the Securities under the Registration Statement.  As part of the closing, we issued 2,511,500 shares of Common Stock at a per share price of $3.25. The sole purpose of this Post-Effective Amendment No. 1 is to deregister all of the remaining 5,821,833 shares of Common Stock previously registered under the Registration Statement that remain unsold as a result of the termination of the offering and to terminate the effectiveness of the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all 5,821,833 shares of Common Stock registered pursuant to the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-178837) to be signed on its behalf by the undersigned, thereunto duly authorized, in Ballerup, Denmark, on the 3rd day of April, 2012.

LIQTECH INTERNATIONAL, INC.

By:	/s/ Lasse Andreassen
Name:	Lasse Andreassen
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Lasse Andreassen	Chief Executive Officer and Director	April 3, 2012
Lasse Andreassen	(Principal Executive Officer)

*	Chairman and Director	April 3, 2012
Aldo Petersen

/s/ Soren Degn	Chief Financial Officer	April 3, 2012
Soren Degn	(Principal Financial Officer and Principal Accounting Officer)

*	Director	April 3, 2012
Paul Burgon

*	Director	April 3, 2012
John F. Nemelka

*	Director	April 3, 2012
Michael Sonneland

* By: /s/ Lasse Andreassen
Lasse Andreassen, as Attorney in Fact